                                                                   EXHIBIT 99.1

LOS ANGELES - February 13, 2003 - JB Oxford Holdings, Inc. (Nasdaq SmallCap:
JBOH), a leading provider of discount brokerage services, has signed an agreement to extend the maturity dates of it's convertible notes held by Third Capital Partners, LLC ("Third Capital"). The 9% Senior Secured Convertible Note in the principal amount of $3,418,695.59, and the 9% Secured Convertible Note, in the principal amount of $2,000,000 were both scheduled to mature on December 31, 2002. Under the Note Extension Agreement, the maturity date of both convertible notes was extended for an additional one year period to December 31, 2003. As consideration for the extension, and to reflect the effect of the reverse split which occurred in October 2002, the conversion rate on the notes was adjusted to $2.67 per share, which was the closing price of the Company's common stock on the Nasdaq SmallCap Market on December 31, 2002. Under the adjusted conversion rate, the Notes are convertible into 2,029,474 shares of common stock. The Company did not pay any fees in connection with the extension, nor was there any adjustment in the interest rate.

The Note Extension Agreement was approved by the disinterested directors of the Board of Directors at a special meeting of the Board of Directors held on February 13, 2003. A copy of Note Extension Agreement is filed with the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2003, as Exhibit 4.1.

ABOUT JB OXFORD HOLDINGS, INC.

         JB Oxford Holdings, Inc. through its JB Oxford & Company subsidiary provides online and discount brokerage services with access to personal brokers, banking services and insurance services all in one friendly place. The company's one-stop financial destination at www.jboxford.com was developed to be the easiest, most complete way for consumers to manage their money. The site features online trading, robust stock screening and portfolio tracking tools as well as up-to-the-minute market commentary and research from the world's leading content providers. JB Oxford has branches in New York, Minneapolis and Los Angeles.

This press release contains statements that are forward-looking and comments on market conditions, revenue growth, expense management, and outlook. Any number of conditions may occur which would affect important factors in this analysis and materially change expectations. These factors include, but are not limited to, known and unknown risks; customer trading activity; changes in technology; success of cost-containment programs; ability to successfully identify, negotiate, close and integrate acquisitions; shifts in competitive patterns; decisions with regard to products and services; changes in revenues and profits; and significant changes in the market environment. For a description of the foregoing and other factors, investors and others should refer to the company's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2001; its quarterly reports on Form 10-Q; and other periodic filings. JB Oxford undertakes no obligation to update the forward-looking statements contained herein to reflect changed events or circumstances after today's date.